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                                                                   EXHIBIT 10.14

                    MASTER RESEARCH AND DEVELOPMENT AGREEMENT

This Agreement is made effective this first day of May, 2001 by and between Temple University - Of The Commonwealth System of Higher Education, having a principal place of business at Broad Street and Montgomery Avenue, Philadelphia, Pennsylvania (hereinafter referred to as "Temple") and Nutraceutix, Inc., having a principal place of business at 8340 154th Avenue NE Redmond, Washington 98052-3864(hereinafter referred to as "Company").

WHEREAS, the parties have entered into a License Agreement effective September 6, 2000 (hereinafter referred to as the "License") pertaining to Temple's U.S. Patent Number 6,090,411 issued July, 18, 2000;

WHEREAS, Company wishes that Temple perform certain testing and/or research of interest to Company in connection with the development of dietary supplement, over-the-counter or prescription products, and wishes to obtain the results of the aforementioned testing and/or research; and

WHEREAS, Temple wishes to undertake the aforementioned testing and/or research and to publish the results thereof without jeopardizing the confidentiality of Company's confidential information;

NOW, THEREFORE, in consideration of the premises and of the covenants and obligations hereinafter set forth, the parties, intending to be legally bound, agree as follows:

                             ARTICLE I - DEFINITIONS

1.1 "Project" shall mean an individual testing and/or research project under this Agreement, the scope, duration and additional costs of which are described in an exhibit that is attached to this Agreement by mutual written consent of the parties.

1.2 "Project Period" shall mean the period of performance of a Project, which shall terminate on the earlier of (i) the date specified in the corresponding exhibit to this Agreement or (ii) the date on which Company notifies Temple in writing that it accepts the Project Results therefor.

1.3 "Project Cost" shall mean the amount of money, if any, to be paid by Company to Temple to carry out each Project, as specified in the corresponding exhibit to this Agreement.

1.4 "Project Results" shall mean discoveries, inventions, know-how, testing data, methods, techniques and other information, patentable or unpatentable, resulting from Company's funding of any Project during the term of this Agreement.

1.5 "Patentable Results" shall mean Project Results that Temple deems, in its sole discretion, to be patentable and for which Temple files a United States patent application within six (6) months of the end of the corresponding Project Period.

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1.6  "Improvement Patents" shall mean United States patent applications filed by
     Temple for Patentable Results covered by at least one claim of a patent application or patent previously under the License, and any foreign counterparts thereof, or any continuations, continuations-in-part, divisions, re-issues, additions, renewals or extensions thereof, and any patents issuing therefrom.

1.7 "New Patents" shall mean United States patent applications filed by Temple for Patentable Results not covered by any claim of a patent application or patent previously under the License, and any foreign counterparts thereof, or any continuations, continuations-in-part, divisions, re-issues, additions, renewals or extensions thereof, and any patents issuing therefrom.

1.8 "Principal Investigator" shall mean Dr. Reza Fassihi, designated by Temple to direct the Projects and to serve as the contact person for Company on all technical matters relating to the Projects.

1.9 "Confidential Information" shall mean all information disclosed and any tangible property pertaining thereto supplied by one party to the other. Any information disclosed in writing shall be deemed Confidential Information only if marked "Confidential." Any information disclosed orally shall be deemed Confidential Information only if reduced to writing and a copy marked "Confidential" is provided to the receiving party within thirty
     (30) days of the date of oral disclosure. However, Confidential Information shall not include information that: (i) was known to the receiving party prior to the date of the disclosure by the other party; or (ii) is lawfully received in good faith at any time by the receiving party from a third party lawfully in possession of the same and having the right to disclose the same; or (iii) is, as of the date of receipt, in the public domain or subsequently enters the public domain other than by reason of acts or omissions of receiving party; or (iv) the receiving party is required to disclose by law, rule of court or regulation; or (v) is independently developed by the receiving party, as evidenced by written records.

                               ARTICLE II - SCOPE

2.1 This Agreement pertains to the development of dietary supplement, over-the-counter and prescription products. The scope of the work to be performed under each Project shall be described in an exhibit in the form attached hereto as Exhibit A that, by mutually written consent, shall be attached hereto and incorporated herein by reference, such exhibit to specify, for each Project, the scope of the work to be performed, the Project Costs, if any, and the Project Period.

2.2 Temple shall make reasonable efforts to complete each Project. However, Temple makes no warranties as to the completion of any Project or the achievement of any particular goal.

                             ARTICLE III - PAYMENTS

3.1 Company shall pay to Temple the Project Cost for each Project as specified in the applicable version of Exhibit A to this Agreement. Unless otherwise specified on such document, said

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     Project Cost shall be paid in two equal non-refundable payments, the first due within thirty (30) days of the start of the Project and the second due within thirty (30) days of receipt by Company of Temple's report on Project Results for such Project pursuant to Paragraph 4.5 of this Agreement. Checks shall be made to "Temple University" (with the name of the Principal Investigator shown for reference purposes) and sent to the attention of "Business Manager" at the address shown in Paragraph 8.5 of this Agreement.

                      ARTICLE IV - TRANSFER OF INFORMATION

4.1 During the "Confidentiality Period" described at the end of this Paragraph 4.1, the receiving party shall hold Confidential Information disclosed by the other party in strict confidence; shall not use such Confidential Information except as permitted herein; and shall not disclose, directly or indirectly, such Confidential Information to any third party without the prior written consent of the disclosing party. The receiving party shall use at least the same degree of care to maintain the other party's Confidential Information secret as it uses in maintaining as secret its own confidential information, but always at least a reasonable degree of care. The receiving party shall restrict disclosure of the other party's Confidential Information solely to those of the employees of the receiving party having a need to know such Confidential Information in order to accomplish the purpose set forth herein. The receiving party shall also advise its employees before they have access to the other party's Confidential Information, of the obligations of the receiving party hereunder, and require such employees to maintain those obligations. For purposes of this Paragraph 4.1, the Confidentiality Period shall be a period of five (5) years from the date of disclosure of the Confidential Information, provided that if the disclosing party notifies the receiving party in writing prior to the end of that five (5) year period that it wishes to extend the Confidentiality Period with respect to a particular item or items of Confidential Information, the Confidentiality Period with respect to the item(s) of Confidential Information so identified shall be extended until the date specified by the disclosing party in its written notification.

4.2 Upon request by the disclosing party, the other party shall promptly return all written materials or samples of tangible property received hereunder, with the exception that one copy of written materials may be retained by the other party solely for archival purposes. In the alternative, upon the disclosing party's request, the other party shall return or destroy all materials and confirm such destruction in writing.

4.3 Temple shall provide to Company a copy of any proposed publication or other disclosure, written or oral, containing Project Results, at least sixty
     (60) days before the date of submission of such proposed publication or other disclosure, for comment by Company. During the aforementioned sixty
     (60) day period, Company may request in writing that its Confidential Information be removed from the proposed publication or other disclosure, and Temple agrees to comply. Further, (i) if the proposed publication or other disclosure concerns Project Results owned by Company pursuant to Paragraph 5.1, Temple shall remove from the proposed publication or other disclosure such information concerning the Project Results as Company may specify during such sixty (60) day period, and (ii) if the proposed publication or other disclosure concerns Project Results owned by Temple pursuant to Paragraph 5.2 and Company requests, during said sixty (60) day period, that Temple file a

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     patent application with respect to the subject Project Results, Temple shall file a patent application with respect to the subject Project Results prior to making the proposed publication or other disclosure.

4.4 The Principal Investigator shall submit to Company a report on Project Results within thirty (30) days of the end of the corresponding Project Period.

                          ARTICLE V - OWNERSHIP RIGHTS

5.1 Subject to the provisions of Paragraph 4.3 of this Agreement, title to Project Results other than Patentable Results shall belong exclusively to Company. Temple shall not disclose Project Results owned by Company to any third party without Company's prior written consent. The foregoing prohibition on disclosure applies to oral disclosures as well as disclosure in written or computer-readable form or through utilization of technology.

5.2 Title to Patentable Results shall belong exclusively to Temple and Temple shall have the exclusive right to procure patents therefor provided that if Temple fails to file a patent application for any such Patentable Result within six (6) months after the end of the applicable Project Period, title to such Patentable Result shall thereafter belong exclusively to Company. In the event Temple files such a patent application, Temple shall so notify Company in writing within thirty (30) days of the filing date.

                     ARTICLE VI - LICENSE AND OPTION RIGHTS

6.1 Company shall have the option to add to the License any Improvement Patent that is not already under the License provided that such option is exercised in writing within thirty (30) days of receipt by Company of Temple's notice pursuant to Paragraph 5.2. Company shall make the royalty payments specified in Paragraphs 4.1 and 4.3 of the License with respect to any Improvement Patent added to the License pursuant to this Paragraph 6.1, but shall not be required to pay the license fee specified in Paragraph 4.2 of the License with respect to any Improvement Patent.

6.2 Company shall have the option to add to the License any New Patent that is not already under the License provided that such option is exercised in writing within three (3) months of the end of the Project. Company shall make the royalty payments specified in Paragraphs 4.1 and 4.3 of the License with respect to any New Patent added to the License pursuant to this Paragraph 6.2. In addition, Company shall pay, as specified in Paragraph 4.2 of the License, a non-refundable license fee of [*] for each New Patent added to the License, and the payment shall not be creditable against any other payments due to Temple under the License.

6.3 In further consideration of Temple's work on Projects, any product making use of Project Results owned by Company pursuant to Article 5 of this Agreement, notwithstanding any provisions to the contrary in Paragraph 1.10 and in Article 4 of the License, shall be considered LICENSED PRODUCT under the License and shall be subject to royalties payable to Temple at [*] of the rate provided in Paragraphs 4.1 and 4.3 of the

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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     License, with a royalty payment period of ten (10) years from the date of
     FIRST SALE of such LICENSED PRODUCT.

6.4 Temple shall have an irrevocable, non-exclusive license to practice, royalty-free, all Project Results owned by Company for Temple's own internal, non-commercial educational and research purposes.

6.5 Company shall be responsible, pursuant to Paragraph 7.1 of the License, for all costs and expenses incurred by Temple on account of any patent application or patent that is added to the License, which costs and expenses are incurred both before and after the date such patent application or patent is added to the License. However, if Company wishes to add a Patentable Result to LICENSED PRODUCTS under the License but believes that obtaining a patent for such Patentable Result is not economically justified in light of all relevant business considerations, Company may so notify Temple in writing within thirty (30) days of receipt by Company of Temple's notice, pursuant to Paragraph 5.2. In the event of such notice by Company to Temple, notwithstanding any provisions to the contrary in Paragraphs 1.10 and in Article 4 of the License, any product derived from such Patentable Result shall be considered LICENSED PRODUCT under the License as of the effective date of Company's notice, except that for such LICENSED PRODUCT: (i) Company's licensing rights shall be non-exclusive, (ii) royalties shall be at one-half (1/2) of the rate provided in Paragraph 4.1 of the License, (iii) the royalty payment period shall be ten (10) years from the date of FIRST SALE of such LICENSED PRODUCT, and (iv) Company shall not be required to pay any patent costs or license fees for such patent application, its foreign counterparts, or any patents issuing therefrom.

                       ARTICLE VII - TERM AND TERMINATION

7.1 The initial term of this Agreement shall begin on the effective date of this Agreement and, unless extended or renewed in writing by both parties, shall end on the later of (i) twenty four (24) months from the effective date of this Agreement or (ii) the end of any Project Period then in effect.

7.2 The terms and conditions of Articles IV, V and VI herein shall survive termination of this Agreement.

                          ARTICLE VIII - MISCELLANEOUS

8.1 This Agreement constitutes the entire understanding of the parties with respect to the matters herein contained and each acknowledges and agrees that, except for the License, there are no warranties, representations or understandings between them other than those expressly set forth herein. Each party warrants and represents that the terms of this Agreement are not inconsistent with any other contractual or legal obligations it may have. This Agreement may be modified only by written consent signed by both parties.

8.2 The rights and duties of the parties shall be governed by the laws of the Commonwealth of Pennsylvania. The parties agree that any dispute arising out of this Agreement may be

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     resolved by recourse to the courts of the Commonwealth of Pennsylvania or the United States District Court for the Eastern District of Pennsylvania.

8.3 If any arbitration, litigation or other legal proceedings relating to this Agreement occurs, the prevailing party shall be entitled to recover from the other party (in addition to any other relief awarded or granted) its reasonable costs and expenses, including attorney's fees, incurred in the proceedings.

8.4 This Agreement is binding upon the parties, and upon the directors, officers, employees and agents of each.

8.5 Any notice, report, or other communication required hereunder shall be sent to the parties at the addresses below:

         To Temple:           Office of Technology Transfer
                              Temple University (083-45)
                              1601 N. Broad Street, Room 406
                              Philadelphia, PA 19122-6099

           To Company:        Nutraceutix, Inc.
                              Attention: David T. Howard
                              8340 154th Avenue NE
                              Redmond, Washington 98052-3864

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives the day and year written below.

Temple University - Of The Commonwealth System Of Higher Education:

By: /s/                                                Date:____________
    ----------------------------------------
        Martin S. Dorph
        Vice President, Chief Financial Officer and Treasurer

Nutraceutix, Inc.:

By: /s/
    ----------------------------------------           Date:____________
        David T. Howard
        President & CEO

IN ACKNOWLEDGMENT OF HAVING READ UNDERSTOOD THE FOREGOING:

By: /s/
    ----------------------------------------           Date:____________
        Principal Investigator

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